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
    Pricing Supplement dated August 3, 1998        	Rule 424 (b) (3)
    (to Prospectus dated March 9, 1994 and        File No. 33-52359
    Prospectus Supplement dated March 9, 1994)



                        TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Notes - Floating Rate

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    Principal Amount:	$250,000,000   	Trade Date:	July 29, 1998
    Issue Price:	See "Additional   	  Original Issue Date:	August 3, 1998
    Terms of the Notes"
    Initial Interest Rate:	See        Net Proceeds to Issuer:	$250,000,000
    "Additional Terms of	the Notes"	  Principal's Discount or Commission:0.00%
    Interest Payment Period:	Quarterly
    Stated Maturity Date:	August 3, 1999

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    Calculation Agent:	Bankers Trust Company
    Interest Calculation:
       	[x ]	Regular Floating Rate Note   	[  ]	Floating Rate/Fixed Rate Note
	       [  ]	Inverse Floating Rate Note		      (Fixed Rate Commencement Date):
       	   	 (Fixed Interest Rate):
       	[  ]	Other Floating Rate Note	         (Fixed Interest Rate):
	       (see attached)

   	Interest Rate Basis:  [  ]  CD Rate     [  ]  Commercial Paper Rate
         [  ]Prime Rate		[  ]  Eleventh District Cost of Funds Rate
        	[x ]  Federal Funds Rate		[  ]  LIBOR    [  ]  Treasury Rate
        	[  ]  Other  (see attached)
		           	If LIBOR, Designated LIBOR Page:	[  ]  Reuters Page:
                                          					[  ]  Telerate Page:  3750

   	Initial Interest Reset Date	August 3, 1998	     Spread (+/-):	+0.02%
	   Interest Rate Reset Period:	Daily	              Spread Multiplier:	N/A
    Interest Reset Dates:  Each Business Day        Maximum Interest Rate:	N/A
   	Interest Payment Dates:  November 3, 1998,     	Index Maturity:	N/A
   	February 3, 1999, May 3, 1999 and              	Index Currency:	U.S. Dollars
	   August 3, 1999

    Day Count Convention:
   	[  ]	30/360 for the period from		to
   	[ x]	Actual/360 for the period from August 3, 1998	to	August 3, 1999
	   [  ]	Other (see attached)		to


    Redemption:
   	[ x]	The Notes cannot be redeemed prior to the Stated Maturity Date.
	   [  ]	The Notes may be redeemed prior to the Stated Maturity Date.
	       	Initial Redemption Date:		N/A
	       	Initial Redemption Percentage:		N/A
	       	Annual Redemption Percentage Reduction:	N/A

    Repayment:
   	[ x]	The Notes cannot be repaid prior to the Stated Maturity Date.
   	[  ]	The Notes can be repaid prior to the Stated Maturity Date at the
	       	option of the holder of the Notes.
	       	Optional Repayment Date(s):
		       Repayment Price:	    %

    Currency:
	   Specified Currency:	U.S. Dollars
	  	(If other than U.S. Dollars, see attached)
   	Minimum Denominations:
	  	(Applicable only if Specified Currency is other than U.S. Dollars)

    Original Issue Discount:	[  ]  Yes	[ x]  No
	        Total Amount of OID:
	        Yield to Maturity:
	        Initial Accrual Period:

    Form:	[ x]  Book-entry	[  ]  Certificated
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                   Morgan Stanley & Co. Incorporated

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ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on July 30,
 1998, plus 0.02%.  The Interest Rate with respect to each subsequent
 Interest Reset Date will be equal to the Federal Funds Rate on the related
 Interest Determination Date plus 0.02%.  The Interest Determination Date with respect to the Notes will be two Business Days preceding each Interest
 Reset Date.

Plan of Distribution

	Under the terms of and subject to the conditions of an agreement dated December 16, 1993 (the "Agreement"), between TMCC and Morgan Stanley & Co. Incorporated ("Morgan Stanley") and an Appointment Agreement Confirmation, dated July 29, 1998, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

	Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.

Certain U.S. Tax Considerations

	The following is a summary of certain U.S. federal income tax consequences of ownership of the Notes.  The summary concerns U.S. Holders (as defined in the
 Prospectus Supplement) who hold the Notes as capital assets and does not deal with special classes of holders such as dealers in securities or currencies, persons who hold the Notes as a hedge against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors, or U.S.
 Holders whose functional currency is other than the U.S. dollar or persons who acquire, or or income tax purposes are deemed to have acquired, the Notes in an exchange, or for property other than cash.  The discussion below is based upon the Internal Revenue Code of 1986, as amended, and final, temporary and proposed United States Treasury Regulations.  Persons considering the purchase of the Notes should consult with and rely solely upon their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences arising under the laws of any other domestic or foreign taxing jurisdiction.

	Certain other tax consequences of ownership of the Notes are discussed in the accompanying Prospectus Supplement under the caption "United States Taxation."
 Except where otherwise indicated below, this summary supplements and, to the extent inconsistent, replaces such discussion under the caption "United States
 Taxation" in the Prospectus Supplement.


 U.S. Holders. The Notes, which are Floating Rate Notes, are treated as variable rate debt instruments for income tax purposes. The stated interest on the Notes, set at a variable rate based on the Federal Funds Rate plus 0.02% is a qualified floating rate for federal income tax purposes. Therefore, all stated interest on the Notes is deemed to be qualified stated interest.
 Thus the amount payable with respect to a Note at the Floating Interest Rate should be includible in income by a U.S. Holder as ordinary interest at the time the interest payments are accrued or are received in accordance with such U.S. Holder's regular method of tax accounting.